Exhibit 99.1
Entertainment Properties Trust Reports First Quarter Results
Kansas City, MO, May 6, 2009 — Entertainment Properties Trust (NYSE:EPR) today announced operating results for the first quarter ended March 31, 2009.
Total revenue increased 1% to $66.7 million for the first quarter compared to $65.9 million for the same quarter in 2008. Net income available to common shareholders decreased 17% to $17.8 million from $21.5 million for the same quarter in 2008. Net income on a diluted per common share basis decreased 32% to $0.52 per share from $0.76 per share for the same quarter in 2008. The Company’s investment spending in the first quarter totaled $21.2 million.
Funds From Operations (FFO) for the first quarter decreased 9% to $29.0 million from $31.8 million compared to the same quarter in 2008. FFO per diluted common share decreased 24%, to $0.84 per share from $1.11 per share for the same quarter in 2008; a change of $.27.
This quarter’s results were impacted by the Company’s policy to record interest income from notes receivable on a cash basis rather than an accrual basis when the expected timing of receipts significantly differs from the contractual terms. As further discussed below in the updates on the Sullivan County, New York casino and resort project (the Concord Project) and the Toronto Life Square Project, per share results were reduced by $0.13 and $0.11, respectively, as a result of applying this policy to the Company’s mortgage note investments in these two projects; accounting for a difference of $.24 in total. In each case, management of the Company has determined that the fair value of the underlying collateral, taking into account a recent property appraisal, is in excess of the carrying value such that no loan loss reserve is necessary.
This quarter’s results were also impacted by a non-cash expense of $1.5 million, or $.04 per share, related to a receivable at December 31, 2008 from Filene’s Basement (Filene’s). Filene’s declared bankruptcy on May 4, 2009, and such amount was fully reserved during the quarter. Additionally, this quarter’s per share results were negatively impacted by $0.01 due to the Company’s January 1, 2009 implementation of FASB Staff Position EITF 03-6-1, “Determining whether Instruments Granted in Share-Based Payment Transactions are Participating Securities.” Prior-period per share data was adjusted retrospectively and was also reduced by $0.01 by the adoption of EITF 03-6-1.
Schlitterbahn Vacation Village Update
Schlitterbahn Vacation Village is a planned waterpark, hospitality and retail anchored entertainment destination in Kansas City, Kansas. The project is located on a 368 acre tract that is located near the highly successful Kansas Speedway NASCAR venue and other destination retail. The Company originally committed up to $175 million of financing for the project secured by a first mortgage on the entire 368 acre tract of land. A major component of the project financing involved the issuance of up to $225 million of sales tax revenue bonds; however, due to the dislocation of the credit markets, these bonds, although authorized, have not been brought to market. As a result, this project is now being built in phases with the first phase including the water park expected to open in Summer of this year.
During the three months ended March 31, 2009, the Company advanced $10.1 million under its secured first mortgage loan agreement for the development of Schlitterbahn Vacation Village. Through March 31, 2009, the Company had invested $144.4 million.
On May 6, 2009, the Company finalized agreements that reduced its commitment to the project from $175.0 million to $163.5 million and greatly enhanced the terms of its investment as follows:

•	The Company significantly added to its collateral position by placing a mortgage on two other successful water parks in New Braunfels and South Padre Island, Texas. Only a seasonal line of credit secured by the Texas parks totaling not more than $5.0 million ranks superior to the Company’s collateral position.

•	All of the collateral is cross-defaulted and cross-collateralized.

•	The Company increased the interest rate to 7% from Libor plus 350 basis points upon the Kansas park opening (but in no event later than June 30, 2009), and added a participating interest feature in which the Company receives a percentage of revenue based upon total revenues at all three parks meeting certain threshold levels.

•	The borrower is required to cash fund a seasonal interest reserve to provide for interest payments during the off-season.

•	The maturity date is extended from September 30, 2012 to May 1, 2019.
In addition, on March 31, 2009, the developer of the parks entered into an option agreement with an affiliate of Penn National Gaming, Inc (Penn National) for a 60 acre tract of land in Kansas which is part of the Company’s collateral. The option agreement has been included in the submission by Penn National for a gaming license at this location. Any proceeds realized from the exercise of the option and the subsequent sale of the property would be used to reduce the Company’s outstanding loan balance.
Toronto Life Square Project Update
Toronto Life Square is a 13 level mixed-use complex in the center of Toronto’s primary urban retail node and was completed in May 2008 at a cost of approximately $330 million Canadian ($268 million U.S.). The 354 thousand square foot project includes 277 thousand square feet of entertainment and retail space and 77 thousand square feet of office space. The complex also includes approximately 25,000 thousand square feet of static and digital signage, including the largest digital sign board in Toronto. The project financing includes a bank syndicated first mortgage construction loan of approximately $119.0 million Canadian ($94.3 million U.S.) as of March 31, 2009, the Company’s mortgage loan of $126.8 million Canadian ($100.6 million U.S.) as of March 31, 2009, with the balance of the capital being subordinated debt or equity from institutional pension funds and the developer.
Prior to January 1, 2009, the Company had been accruing interest income on its note at the stated rate of 15%. Under the terms of the note, a 25% principal paydown plus all of the accrued interest was due on March 2, 2009. The bank syndicate’s mortgage note was due February 27, 2009 and neither this debt nor amounts due under the Company’s mortgage note were paid as scheduled.
In April 2009, the Company and the bank syndicate elected to pursue a receivership after the Company was unable to negotiate acceptable terms with the existing subordinate stakeholders. The appointed receiver, with the support of the Company and the bank syndicate, will oversee the sale of the property and the Company could become the owner of the property if it is the highest bidder or alternatively, could settle its mortgage note receivable with the proceeds from a higher bidder. If the Company becomes the owner through the receiver’s sale process, the Company expects to consolidate the financial results of the property subsequent to the purchase.
The Company ceased accruing interest income as of January 1, 2009 on the loan for book purposes. The borrower’s interest obligation for the first quarter of 2009 of $4.5 million Canadian ($3.8 million U.S) was not recorded in the financial statements and this reduced reported FFO per share for the quarter by

$0.11. Furthermore, management of the Company reviewed the fair market value of the property at March 31, 2009, taking into account an independent appraisal of $277.0 million Canadian dated January 31, 2009 and changes in conditions from February 1, 2009 to March 31, 2009, and determined no loan loss reserve was necessary.
Concord Project Update
The Concord Project is a planned casino development and associated 1,584 acre resort complex in Sullivan County, New York. The development, which is located approximately 90 minutes from New York City, has been granted special legislation that will create a significant gaming tax advantage, if completed in accordance with the enabling legislation. The casino and resort complex is entitled for over 8 million square feet of development, and is planned to include a convention center and support facilities, entertainment venues, hospitality, recreational and retail offerings. Subsequent to the developer securing $750 million in construction loan commitments, along with all necessary entitlement and gaming approvals, the Company, in August 2008, committed to fund $225 million to the project, secured by a first position mortgage on the resort property and a second mortgage on the casino property. As of March 31, 2009, the Company has advanced approximately $133 million under its existing agreements. In the fourth quarter of 2008, one of the lenders that had committed to the construction loan failed as an institution and other lenders reduced their commitments resulting in a deficiency in the required loan proceeds. As a result, the Concord Project has been slowed while the developer of the project seeks additional financing commitments.
The developer ceased making interest payments during the quarter on the Company’s outstanding $133 million mortgage note receivable. Accordingly, the developer’s interest obligation under the effective interest method of $4.6 million, or $0.13 per diluted common share, was not recognized in the Company’s financial statements. The Company continues to evaluate its options with regard to the additional $92 million on its $225 million original loan commitment. The Company has determined to not fund additional amounts, if at all, until certain conditions are met by the developer including evidence that full funding for the project has been secured and all past due amounts are paid to the Company. Management of the Company determined that no loan loss reserve was necessary for this note taking into account an independent appraisal as of April 30, 2009 of the primary collateral, 1,584 acres of land, which indicated a value significantly in excess of the loan balance. Additionally, the developer, both personally and through a related entity, has $20 million of notes outstanding with the Company (unrelated to the Concord project), that were due and payable during the quarter. The Company did not extend the maturity of either note and the notes were not repaid per their contractual terms. Therefore, the Company also began recognizing the interest income related to these notes on a cash basis during the first quarter and $167,000 or approximately $0.01 per share of the borrower’s interest obligation was not recorded in the Company’s financial statements. Management of the Company determined that no loan loss reserve was necessary for either of these notes at March 31, 2009, taking into account the estimated value of the underlying collateral.
Dividend Information
On March 10, 2009, the Company declared a regular quarterly cash dividend of $0.65 per common share, which was paid on April 15, 2009 to common shareholders of record on March 31, 2009. This dividend represents an annual dividend rate of $2.60 per common share. The Company also declared and paid first quarter cash dividends of $0.4844 per share on the 7.75% Series B Preferred Shares, $0.3594 per share on the 5.75% Series C Convertible Preferred Shares, $0.4609 per share on the 7.375% Series D Preferred Shares and $0.5625 per share on the 9.00% Series E Convertible Preferred Shares.

Capital Markets Activity and Liquidity Update
During January and February 2009, the Company continued to deleverage its balance sheet and strengthen its liquidity by issuing 1.9 million common shares through the direct share purchase component of its Dividend Reinvestment and Direct Share Purchase Plan and using the proceeds to reduce the balance outstanding on its unsecured revolving credit facility. These shares were sold at an average price of $23.57 per share and total net proceeds after expenses were approximately $44.3 million.
Additionally, on February 25, 2009, VinREIT, LLC (VinREIT), a subsidiary that holds the Company’s vineyard and winery assets, obtained a $4.0 million term loan under VinREIT’s $160.0 million credit facility. The loan matures on December 1, 2017, is secured by fixtures and equipment and bears interest at LIBOR plus 2.00%. Subsequent to the closing of this loan, approximately $63.3 million of the facility remains available.
The Company has no debt maturities in 2009 and had borrowings on its $235 million line of credit, net of cash on hand, of $79.5 million at March 31, 2009. The Company’s line of credit matures in January 2010 and the Company is in process of renewing this facility.
Portfolio Highlights
As of March 31, 2009, the Company’s real estate portfolio consisted of 80 megaplex theatres totaling approximately 6.6 million square feet, and restaurant, retail and other destination recreation and specialty properties totaling 3.9 million square feet. The Company owned a metropolitan ski area and eight vineyards totaling approximately 1,590 acres and ten wineries totaling approximately 850 thousand square feet as well as 22 public charter schools.
In addition, as of March 31, 2009, the Company’s real estate mortgage loan portfolio had a carrying value of $515.5 million and included financing provided for the construction of entertainment, retail and recreational properties as well as financing provided for ten metropolitan ski areas covering approximately 6,100 acres in six states.
At March 31, 2009, the Company’s megaplex theatres were 100% occupied, and the overall real estate portfolio was 97% occupied.
2009 Earnings and Investment Spending Guidance
The previously announced annualized dividend guidance of $2.60 per common share did not include any cash interest income from either the Company’s investment in the Concord Project or the Toronto Life Square Project. Consistent with the annual dividend guidance, the Company is updating its annual FFO per share guidance to $3.40-$3.60 to remove all income for the year associated with the Concord Project, and all future income related to the $20 million of notes receivable previously described. In addition, the revised FFO per share guidance includes an estimated $0.04 reduction as a result of the implementation of EITF 03-6-1, as well as the $0.04 non-cash charge from this quarter related to Filene’s bad debt expense.
Investment spending for 2009 will be focused on funding our remaining commitments and is expected to total approximately $60 million excluding any spending related to the resolution of the Toronto Life Square receivership process and the Concord Project.
David Brain, President and CEO, commented, “EPR’s primary theater and retail business continues to perform at a very strong level with a 97% occupancy rate at March 31, 2009. Overall movie theater box office receipts are at record levels, up over 14% from the prior year, and the industry continues to roll-out exciting new technology that enhances both the consumer experience and operators’ profits. In addition, we have made considerable progress with our three large development projects that have been impacted by the unprecedented credit crisis. First, our Schlitterbahn investment has been significantly enhanced with the planned opening of the Kansas park and the addition of two successful water parks in Texas to our collateral position. Second, the commencement of the receivership process related to Toronto Life Square moves us closer to potentially gaining control of a premier entertainment asset in downtown Toronto. Third, we continue to explore all options regarding our investment in the Concord Project; however we have conservatively removed all income from both our dividend and FFO guidance.”

ENTERTAINMENT PROPERTIES TRUST
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands except per share data)

	Three Months Ended March 31,
	2009	2008
Rental revenue	$50,411	$49,122
Tenant reimbursements	4,635	5,672
Other income	1,140	711
Mortgage and other financing income	10,518	10,354

Total revenue	66,704	65,859

Property operating expense	8,019	7,027
Other expense	618	936
General and administrative expense	4,125	4,413
Interest expense, net	17,437	17,468
Depreciation and amortization	12,629	10,672

Income before equity in income from joint ventures and discontinued operations	23,876	25,343

Equity in income from joint ventures	219	1,282

Income from continuing operations	$24,095	$26,625

Loss from discontinued operations	—	(10)

Net income	24,095	26,615

Add: Net loss attributable to noncontrolling interests	1,234	507

Net income attributable to Entertainment Properties Trust	25,329	27,122

Preferred dividend requirements	(7,552)	(5,611)

Net income available to common shareholders of Entertainment Properties Trust	$17,777	$21,511

Per share data attributable to Entertainment Properties Trust common shareholders:
Basic earnings per share data:
Income from continuing operations available to common shareholders	$0.52	$0.76
Income from discontinued operations	—	—

Net income available to common shareholders	$0.52	$0.76

Diluted earnings per share data:
Income from continuing operations available to common shareholders	$0.52	$0.76
Income from discontinued operations	—	—

Net income available to common shareholders	$0.52	$0.76

Shares used for computation (in thousands):
Basic	34,363	28,125
Diluted	34,363	28,407

The additional 1.9 million common shares that would result from the conversion of our 5.75% Series C cumulative convertible preferred shares and the additional 1.6 million common shares that would result from the conversion of our 9.00% Series E cumulative convertible preferred shares (issued on April 2, 2008) and the corresponding add-back of the preferred dividends declared on those shares are not included in the calculation of diluted earnings per share for the three months ended March 31, 2009 because the effect is anti-dilutive. However, because a conversion of the 5.75% Series C cumulative convertible preferred shares would be dilutive to FFO per share for the three months ended March 31, 2008, these adjustments have been made in the calculation of diluted FFO per share for these periods.
On January 1, 2009, the Company adopted FASB Staff Position EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities,” (FSP EITF 03-6-1). This FSP requires unvested share-based payment awards with non-forfeitable rights to receive dividends to be considered participating securities for the purposes of applying the two-class method of calculating earnings per share. Accordingly, the Company’s nonvested share awards are included in the calculation of earnings per share and prior-period data that was computed using the treasury stock method and has been adjusted retrospectively, which lowered basic and diluted FFO per share by $0.01 for the three months ended March 31, 2008.

ENTERTAINMENT PROPERTIES TRUST
Reconciliation of Net Income Available to Common Shareholders to Funds From Operations (A)
(Unaudited, Dollars in thousands except per share data)

	Three Months Ended March 31,
	2009	2008
Net income available to common shareholders of Entertainment Properties Trust	$17,777	$21,511
Subtract: Noncontrolling interest	(1,323)	(531)
Add: Real estate depreciation and amortization	12,434	10,501
Add: Allocated share of joint venture depreciation	65	312

FFO available to common shareholders of Entertainment Properties Trust	28,953	31,793

FFO available to common shareholders of Entertainment Properties Trust	28,953	31,793
Add: Preferred dividends for Series C	—	1,941

Diluted FFO available to common shareholders of Entertainment Properties Trust	28,953	33,734

FFO per common share attributable to Entertainment Properties Trust:
Basic	$0.84	$1.13
Diluted	0.84	1.11

Shares used for computation (in thousands):
Basic	34,363	28,125
Diluted	34,363	30,315

Weighted average shares outstanding — diluted EPS	34,363	28,407
Effect of dilutive Series C preferred shares	—	1,908

Adjusted weighted average shares outstanding — diluted	34,363	30,315

Other financial information:
Straight-lined rental revenue	$561	824
Dividends per common share	$0.65	0.84
FFO payout ratio (1)	77%	76%

(1)	FFO payout ratio is calculated by dividing dividends per common share by FFO per diluted common share.

(A)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under Generally Accepted Accounting Principles (GAAP). FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. FFO, as defined under the revised NAREIT definition and presented by us, is net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from sales of depreciable operating properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO the same way so comparisons with other REITs may not be meaningful.
ENTERTAINMENT PROPERTIES TRUST
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	As of	As of
	March 31, 2009	December 31, 2008
	(unaudited)

Assets
Rental properties, net	$1,727,424	$1,735,617
Property under development	27,324	30,835
Mortgage notes and related accrued interest receivable	515,455	508,506
Investment in a direct financing lease, net	167,003	166,089
Investment in joint ventures	2,482	2,493
Cash and cash equivalents	13,504	50,082
Restricted cash	8,327	10,413
Intangible assets, net	10,746	12,400
Deferred financing costs, net	10,268	10,741
Accounts and notes receivable, net	77,091	73,312
Other assets	42,474	33,437

Total assets	$2,602,098	$2,633,925

Liabilities and Shareholders’ Equity
Accounts payable and accrued liabilities	$27,684	$35,665
Dividends payable	30,268	34,929
Unearned rents and interest	6,333	8,312
Long-term debt	1,201,117	1,262,368

Total liabilities	1,265,402	1,341,274

Entetainment Properties Trust shareholders’ equity	1,322,814	1,277,434
Noncontrolling interests	13,882	15,217

Total liabilities and shareholders’ equity	$2,602,098	$2,633,925

About Entertainment Properties Trust
Entertainment Properties Trust (NYSE:EPR) is a real estate investment trust (REIT) that develops, owns, leases, and finances properties for consumer-preferred, high-quality businesses. EPR’s investments are guided by a focus on inflection opportunities that are associated with or support enduring uses, excellent executions, attractive economics, and an advantageous market position. Our total assets exceed $2.6 billion and include megaplex movie theatres and entertainment retail centers, as well as other destination recreational and specialty investments. Further information is available at www.eprkc.com or from Jon Weis at 888-EPR-REIT or info@eprkc.com.

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS
With the exception of historical information, certain statements contained or incorporated by reference herein constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The forward-looking statements may refer to our financial condition, results of operations, plans, objectives, acquisition or disposition of properties, future expenditures for development projects, capital resources, future financial performance and business. Forward-looking statements are not guarantees of performance. They involve numerous risks, uncertainties and assumptions. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “will be,” “continue,” “hope,” “goal,” “forecast,” “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” “would,” “may” or other similar expressions contained or incorporated by reference herein. In addition, references to our budgeted amounts are forward looking statements. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.
For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.